Exhibit 10.1

*** Text Omitted and Filed Separately with the Securities and Exchange Commission pursuant to Confidential Treatment Request Under 17 C.F.R. § 200.80(b)(4), 200.83 and 240-24b-2.

BINDING MEMORANDUM OF TERMS

This Binding Memorandum of Terms (“Memorandum”) is made this 12th day of November 2003 (“Effective Date”), by and between Kirin Brewery Co., Ltd., a corporation organized under the laws of Japan, having offices at 10-1, Shinkawa 2-chome, Chuo-ku, Tokyo, Japan (“Kirin”) and Dendreon Corporation, a Delaware corporation, having offices at 3005 1st Avenue, Seattle, Washington, U.S.A. (“Dendreon”).

Recitals

Kirin and Dendreon are parties to a series of agreements relating to cell therapy (“Cell Therapy Agreements,” as defined below). Kirin and Dendreon also have entered into a Material Transfer Agreement (“MTA”), dated as of June 22, 2000 (as defined below) and communicated concerning the development of monoclonal antibodies, including the Kirin Antibodies (as defined below).

A dispute has arisen between the Parties concerning the Kirin Antibodies (the “Dispute”). The Parties desire to enter into this Memorandum and, may enter into a definitive agreement (the “Final Agreement”), with respect to the Kirin Antibodies and the Cell Therapy Agreements the purpose of which is to finally settle and compromise all disputed claims between the Parties concerning the Dispute and the events and circumstances which form the basis of the Dispute, as well as to terminate the Cell Therapy Agreements and all rights and obligations of the Parties thereunder.

By entering into this Memorandum, the Parties intend and agree to be legally bound to the following terms and conditions.

A. Definitions.

1. “Dendreon Antibodies” means antibodies to HLA-DR developed by or on behalf of Dendreon, identified as DN 1924 and DN 1921. The amino acid sequences for the variable regions of DN1924 and DN1921 are set forth in Exhibit A, delivered separately with this Memorandum. Dendreon Antibodies expressly excludes the Kirin Existing Antibodies.

2. “Dendreon Entities” means Dendreon, its past and present parents, affiliates, subsidiaries, predecessors and successors, officers, directors, shareholders, employees, agents, representatives, assigns, insurers, attorneys and any other persons or entities controlled by them.

3. “Dendreon Know-How” means any and all material, data, information, and know-how, including, without limitation, strategies, techniques, screening protocols, tests, methods and processes, and all intellectual property rights embodied therein, that (a) relates to the Kirin Antibodies and (b) that was communicated or transferred to Kirin Entities prior to the Effective Date. Dendreon Know-How specifically excludes the Dendreon Antibodies.

4. “Dendreon Patents” means any patent or patent application filed, issued, issuing to, applied for by, or assigned to, Dendreon Entities anywhere in the world that covers any Kirin Antibody or methods of use of Kirin Antibodies, together with any patents issuing on any such patent applications and any reissues, continuations, continuations in part, divisionals, reexamination, substitutions, extensions and foreign counterparts of such patents or patent applications, or other patents or patent applications and patents issuing thereon and foreign counterparts of such patents or patent applications including, without limitation, U.S. Patent No. 6,416,958, U.S. Provisional Patent Application No. 60/098,292 and any non-provisional application claiming, or entitled to claim, the benefit of such provisional application.

5. “Dendreon Technology” shall have the meaning ascribed thereto in the Cell Therapy Agreements.

6. “Kirin Antibodies” means and includes the Kirin Existing Antibodies and the Kirin Other Antibodies.

7. “Kirin Existing Antibodies” means certain human antibodies to HLA-DR developed by inoculating the Kirin transchromosomic mouse with the HLA-DR antigen, namely, the antibodies known as HD1, HD2, HD3, HD4, HD5, HD6, HD7, HD8, HD9 and HD10, and any fragments, derivatives, or other modified forms of any of the foregoing, including, without limitation, HD8G1Ser and HD8G2Ser. The amino acid sequences for the variable regions of HD4 and HD8 are set forth in Exhibit B, delivered separately with this Memorandum. HD8G1Ser and HD8G2Ser are as shown in PCT Application No. PCT/JP02/10665. The remaining clones have been, or will be, deposited, as indicated on Exhibit B, with the International Patent Organism Depositary, National Institute of Advanced Science and Technology (AIST Tsukuba Central 6, 1-1, Higashi 1-Chome Tsukuba-shi, Ibaraki-ken 305-8566, Japan), under conditions established by the Budapest Treaty. The accession number for each clone is set forth on Exhibit B. “Kirin Existing Antibodies” expressly excludes the Dendreon Antibodies.

8. “Kirin Other Antibodies” means any human antibodies to HLA-DR developed by or for Kirin, after the Effective Date, by inoculating the Kirin transchromosomic mouse with HLA-DR, and any fragments, derivatives, or other modified forms of any of the foregoing. Kirin Other Antibodies expressly excludes the Dendreon Antibodies and Kirin Existing Antibodies.

9. “Kirin Entities” means Kirin, its past and present parents, affiliates, subsidiaries, predecessors and successors, officers, directors, shareholders, employees, agents, representatives, assigns, insurers, attorneys and any other persons or entities controlled by them.

10. “Kirin Patents” means any patent or patent application filed, issued, issuing to, applied for by, or assigned to, Kirin Entities anywhere in the world that covers any Kirin Antibody, together with any reissues, continuations, continuations in part, divisionals, reexaminations and foreign counterparts of such patents or patent applications, including, without limitation, PCT Application No. PCT/JP02/10665.

11. “Medarex Entities” means Medarex, Inc., its past and present parents, affiliates, subsidiaries, predecessors and successors, officers, directors, shareholders, employees, agents, representatives, assigns, insurers, attorneys and any other persons or entities controlled by them.

12. “Parties” means Kirin and Dendreon collectively. “Party” refers to one of the Parties.

B. Kirin Antibodies.

1. Ownership. Kirin is, and shall be, the sole owner of (a) the Kirin Antibodies and (b) the Kirin Patents. Dendreon Entities, as applicable, (i) agree to assign and do hereby assign to Kirin all right, title and interest that any and all Dendreon Entities have or may have in (a) any Kirin Existing Antibody and any intellectual property rights thereto and (b) the Kirin Patents, and (ii) agree to cooperate with and assist the Kirin Entities in perfecting Kirin’s ownership rights in Kirin Existing Antibodies, including, without limitation, signing all relevant documents.

2. License to Dendreon Know-How and Dendreon Patents.

(a) Dendreon Entities, as applicable, grant to Kirin (i) a fully paid-up, irrevocable, exclusive, worldwide, sublicensable license to use and practice Dendreon Know-How for research, development, and commercialization of Kirin Existing Antibodies, and products and methods containing, derived from or based on, a Kirin Existing Antibody and (ii) a fully paid-up, irrevocable, exclusive, worldwide, sublicensable license under the Dendreon Patents to research, develop, make, have made, use, sell, offer for sale, and import Kirin Existing Antibodies, and methods using and products containing, derived from or based on, a Kirin Existing Antibody.

(b) Dendreon Entities, as applicable, grant to Kirin (i) a fully paid-up, irrevocable, worldwide, sublicensable license to use and practice Dendreon Know-How for research, development, and commercialization of Kirin Other Antibodies, and products and methods containing, derived from or based on, a Kirin Other Antibody and (ii) a fully paid-up, irrevocable, worldwide, sublicensable license under the Dendreon Patents to research, develop, make, have made, use, sell, offer for sale, and import Kirin Other Antibodies, and methods using and products containing, derived from or based on, a Kirin Other Antibody. As the Parties intend to independently continue research and development activities on their respective antibodies, and acknowledge that such activities may result in identical or otherwise competing antibodies, the licenses granted to Kirin under this Section B.2.(b) shall be exclusive, except to the extent that a Kirin Other Antibody is identical to an antibody developed by or for Dendreon, other than a Dendreon Antibody, in which case, the license to Kirin for any such Kirin Other Antibody shall be co-exclusive, with Dendreon, provided that, both Kirin and Dendreon shall have the right to sublicense or license, as applicable, its respective Antibody.

The scope of sublicenses granted by Kirin under this Section B.2. shall not be broader than the scope of licenses granted to Kirin hereunder.

3. Patent Matters.

(a) Procurement

The Parties agree that Dendreon Entities, as applicable, shall diligently prosecute and maintain the Dendreon Patents at Dendreon’s expense. Dendreon Entities, as applicable, shall amend any patent application included within Dendreon Patents to include claims reasonably requested by Kirin to protect Kirin Antibodies. Kirin shall be provided with copies of all documents relating to the filing, prosecution, and maintenance of the Dendreon Patents in reasonably sufficient time to review such documents and comment thereon, if desired by Kirin, prior to filing, provided, however, that if Kirin has not commented on such documents prior to the deadline for filing a response with the relevant government patent office, Dendreon will be free to respond without consideration of Kirin’s comments. Dendreon Entities shall not abandon or surrender any subject matter described and claimed in the Dendreon Patents covering the Kirin Antibodies without Kirin’s prior written consent. If at any time Dendreon Entities, as applicable, elect to discontinue prosecution of any Dendreon Patent licensed to Kirin, Dendreon Entities, as applicable, shall provide written notice to Kirin in sufficient time for Kirin in its sole discretion and expense to take over. If Kirin so elects, Dendreon Entities, as applicable, shall assign to Kirin at no separate charge, all rights in any such Dendreon Patent.

(b) Enforcement

Each Party agrees to provide prompt written notice to the other Party reasonably detailing any known or alleged infringement of the Dendreon Patents involving the Kirin Antibodies.

Unless otherwise agreed by the Parties, Dendreon shall have the right to enforce the relevant Dendreon Patent in a legal proceeding at its own expense and retain for its own account any recovery, provided that, only Kirin shall have the right to grant sublicenses under any such patent to the Kirin Antibodies. If nine (9) months after learning of any such infringement, Dendreon has not initiated legal proceedings or otherwise abated the infringement, Kirin may request consent from Dendreon for the right to proceed against the alleged infringer, at Kirin’s own expense and with the right to retain any recovery for Kirin’s own account. Dendreon shall not unreasonably withhold or delay such consent. If Dendreon has not responded to Kirin within one (1) month after Kirin’s request to proceed on its own, Dendreon shall be deemed to have so authorized Kirin. Dendreon agrees to join, at Kirin’s expense, any such suit if required by law. Except for granting a sublicense to the alleged infringer covering only the Kirin Antibodies, Kirin shall not settle any such lawsuit without the prior written consent of Dendreon, not to be unreasonably withheld or delayed.

4. Dendreon Rights. Dendreon is the sole owner of the Dendreon Antibodies and, subject to the licenses and rights granted to Kirin above, Dendreon is the sole owner of [***], which were provided to Kirin under the Material Transfer Agreement and any intellectual property rights thereto in which Dendreon now has, or in the future may acquire, an interest. For the avoidance of doubt, Dendreon shall have no right or license to any Kirin proprietary information, the Kirin Antibodies and the Kirin Patents.

***	Confidential Treatment Requested

5. Covenant Not To Sue. Except with respect to disputes resolvable under Paragraph E of this Memorandum, Dendreon covenants that neither itself nor any Dendreon Entity will sue, threaten to sue, or attempt to sue, any Kirin Entity or Medarex Entity or their licensees, sublicensees, collaborators or joint venturers based upon the research, development, manufacture, use, sale or offer for sale, or import of any Kirin Antibody or method using or product containing, derived from or based on a Kirin Antibody.

6. Termination of MTA. The MTA and all other written or oral agreements between the Parties that exist, may exist or are alleged to exist relating to the Kirin Antibodies are deemed terminated. Such termination is effective upon execution by the Parties of the Final Agreement, provided that if no Final Agreement is reached within thirty (30) days, or any agreed upon extension, after the Effective Date, such termination is effective as of the Effective Date of this Memorandum.

7. Releases. (a) Each party releases the other party for any breach or other claim under the MTA, and any and all written or oral agreements that exist, may exist or are, or may be, alleged to exist as of the Effective Date, concerning or relating to the Dispute, and the Kirin Antibodies, and any claim of infringement of any Dendreon Patent and any claim of misappropriation or the like of any Dendreon Know-How (“Kirin Antibody Matters”). Specifically, each party agrees on behalf of itself and its agents, attorneys, representatives, directors, officers, employees, shareholders, subsidiaries, affiliates, heirs, predecessors, successors, and assigns, including its parent company (if any), and any persons acting by, through, or under it or them (“Releasing Party”), to release and forever discharge the other party, personally, its parent company, their agents, attorneys, representatives, directors, officers, employees, shareholders, subsidiaries, affiliates, predecessors, heirs, successors, assigns, and any persons acting by, through, or under it or them (“Released Party”), of and from any and all Claims which the Releasing Party now has, ever has had, or ever claims to have had, against the Released Party, arising out of, based upon, or related to the Kirin Antibody Matters. “Claims” shall mean any right to an injunction, damages, costs and expenses, including but not limited to, court costs and attorneys’ fees, of any nature whatsoever, whether or not now known, claimed, or suspected, fixed, or contingent, arising or resulting from any manner of action or actions, cause, or causes of action in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, or losses.

(b) Dendreon and Kirin understand and agree that the full and final releases provided herein cover and include all such Claims of every kind or nature, past, present or future, known or unknown, suspected or unsuspected. To the extent applicable, Dendreon and Kirin agree that all Claims or rights pursuant to Section 1542 of the Civil Code of the State of California are hereby expressly waived. Dendreon and Kirin understand that said Section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(c) Nature of Release. Each Party hereby acknowledges that it has read this Memorandum, that it fully understands the contents of the Memorandum, and that this is a general release giving up all rights with respect to the Claims which are being released under this Memorandum.

(d) Authority. The Parties each represent and warrant to each other that the representing Party has full legal right and authority to release the Claims released hereby, and that the representing Party has taken or obtained all legal action or approval necessary for the execution, delivery, and performance of the obligations hereunder. The Parties each represent and warrant to the other that they are, as of the date hereof, the sole and lawful owners of all right, title, and interest in their respective Claims released hereby, and that they have not assigned or otherwise transferred any right, title, or interest in any such Claims.

C. Cell Therapy Agreements.

1. Background.

a. Kirin and Dendreon have entered into the following agreements concerning cell therapy:

Collaborative License Agreement dated December 10, 1998 (“First License”), which was terminated and superseded by the Amended and Restated Collaborative License Agreement, dated August 6, 2002 (“License Agreement”);

Manufacturing and Supply Agreement dated July 27, 1999 (“First Supply”), which was terminated and superseded by the Amended and Restated Manufacturing and Supply Agreement, dated August 6, 2002 (“Supply Agreement”);

Research and License Agreement, dated February 1, 1999 (“Research Agreement”);

Joint Commercialization Agreement, dated February 1, 2000 (“Commercialization Agreement”); and

December 10, 1998 letter from Kirin to Dendreon (“Side Letter”; collectively, the “Cell Therapy Agreements”).

b. In furtherance of the Cell Therapy Agreements, Kirin and Dendreon both exchanged with each other certain confidential and other Information (as defined in the Cell Therapy Agreements).

c. The parties have determined to terminate in their entirety the Cell Therapy Agreements on the terms and conditions set out below which the parties intend to incorporate into the Final Agreement.

2. Termination.

(a) Termination of Agreements.

The Parties acknowledge and agree that the Cell Therapy Agreements and all other written or oral agreements between the Parties that exist, may exist or are, or may be, alleged to exist relating to cell therapy are terminated in their entirety as of the Effective Date, except for the Research Agreement which shall terminate as provided in Sub-section 2(a)(iii) below, and further agree that the Cell Therapy Agreements are superseded by this Memorandum or the definitive Final Agreement, as applicable. Such termination terminates all rights and obligations of both parties, including, without limitation, any and all confidentiality, non-disclosure and non-use obligations of the Parties, except as provided below in Paragraph C.3:

i. Under the License Agreement, all rights granted to Kirin, including, without limitation, all rights in Provenge (APC8015) and Mylovenge (APC8020) are terminated; all rights under the options set forth in Sections 2.3 and 2.5 of the License Agreement to any other Dendreon Product, as defined in the Cell Therapy Agreements, are terminated; all rights under the licenses granted to Kirin under Section 2.1 of the License Agreement to practice the Dendreon Technology for Kirin Products and Dendreon Products are terminated. Kirin and Dendreon agree that Kirin shall have no further obligations to Dendreon, except as may be set forth herein or in the Final Agreement, as applicable.

Under the License Agreement, all rights, and specifically all licenses and options granted to Dendreon under Sections 2.2 and 2.4 thereof are terminated. Dendreon and Kirin agree that Dendreon shall have no further obligations to Kirin, except as may be set forth herein or in the Final Agreement, as applicable.

ii. The Supply Agreement, and all rights and obligations of the Parties thereunder, including any rights granted to Kirin on any Dendreon Component, including PA2024, terminates automatically upon termination of the License Agreement and accordingly, is terminated as of the Effective Date, or the date of the Final Agreement, as applicable.

iii. As for the Research Agreement, Kirin sent a termination letter, dated April 30, 2003, to Dendreon terminating the Research Agreement and certain Kirin rights and obligations thereunder. The Parties agree that the Research Agreement, and, except for the payment provided for in Paragraph D.2 of this Memorandum, all of the rights and obligations of the Parties thereunder terminated on October 31, 2003.

iv. The Commercialization Agreement is terminated as of the Effective Date.

(b) Termination of Surviving Provisions.

All provisions of the Cell Therapy Agreements, including, without limitation any provisions of the First License and First Supply agreements, that are stated therein as surviving termination, including any and all confidentiality, non-use and non-disclosure obligations, are expressly terminated by the Parties as of the Effective Date.

(c) Kirin Regulatory Filings and Submissions.

Kirin shall withdraw all regulatory filings and submissions relating to Mylovenge (APC8020) or file a notification with the Japanese regulatory authority or other relevant regulatory authority in the Kirin Territory, if any, that Kirin has discontinued development of Mylovenge (APC8020) in the Kirin Territory, and will promptly thereafter notify Dendreon that it has done so. Kirin will reasonably cooperate with Dendreon Entities only to the extent that, as indicated by Koshei-Rodo-Sho in writing, any such Kirin filings interfere or block regulatory filings on Mylovenge by or on behalf of the Dendreon Entities after the Effective Date. Dendreon shall provide Kirin written documentation from Koshei-Rodo-Sho evidencing any such indication by Koshei-Rodo-Sho. Kirin represents that it has not, and shall not, submit any INDs for Provenge (APC8015) and shall not seek approval to market Provenge (APC8015) in the Kirin Territory.

3. Return of Certain Confidential Information.

Kirin has returned to Dendreon all copies of written communications between Dendreon and the FDA concerning Provenge (APC8015) [and with respect to Mylovenge (APC8020) only document No. 18 on Exhibit C] that were provided to Kirin under the Cell Therapy Agreements beginning with the initial notice to Dendreon of a clinical hold placed on Provenge. The Parties agree that all such documents are listed on Exhibit C, delivered separately with this Memorandum. Dendreon hereby acknowledges its receipt of all such documents and agrees that there are no additional documents or Dendreon Information that Kirin is required to return to Dendreon. Dendreon also agrees that Kirin has no additional or surviving duties or obligations under the Cell Therapy Agreements concerning Dendreon Information and materials of any kind related to, made or derived from the Dendreon Technology (as defined in the Cell Therapy Agreements), whether or not confidential.

4. Covenant Not To Sue.

Except with respect to disputes resolvable under Paragraph E of this Memorandum, Dendreon covenants that neither itself nor any Dendreon Entity shall dispute, sue, threaten to sue or attempt to sue Kirin, its Affiliates, licensees, sublicensees or joint venturers for use or disclosure by Kirin, its Affiliates, licensees, sublicensees, collaborators or joint venturers of any Dendreon Information and materials of any kind related to, made or derived from the Dendreon Technology, (as defined in the Cell Therapy Agreements) whether or not confidential.

5. Releases. (a) Each party releases the other party for any breach or other claim under all of the Cell Therapy Agreements. Specifically, each party agrees on behalf of itself and its agents, attorneys, representatives, directors, officers, employees, shareholders, subsidiaries, affiliates, heirs, predecessors, successors, and assigns, including its parent company (if any), and any persons acting by, through, or under it or them (“Releasing Party”), to release and forever discharge the other party, personally, its parent company, their agents, attorneys, representatives, directors, officers, employees, shareholders, subsidiaries, affiliates, heirs, predecessors, successors, assigns, and any persons acting by, through, or under it or them (“Released Party”), of and from any and all Claims which the Releasing Party now has, ever has had, or ever claims to have had, against the Released Party, arising out of, based upon, or related to the Cell Therapy Agreements as of their respective termination dates. “Claims” shall mean any right to an injunction, damages, costs and expenses, including but not limited to, court costs and attorneys’ fees, of any nature whatsoever, whether or not now known, claimed, or suspected, fixed, or contingent, arising or resulting from any manner of action or actions, cause, or causes of action in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, or losses.

(b) Dendreon and Kirin understand and agree that the full and final releases provided herein cover and include all such Claims of every kind or nature, past, present, future, known or unknown, suspected or unsuspected. To the extent applicable, Dendreon and Kirin agree that all Claims or rights pursuant to Section 1542 of the Civil Code of the State of California are hereby expressly waived. Dendreon and Kirin understand that said Section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(c) Nature of Release. Each Party hereby acknowledges that it has read this Memorandum, that it fully understands the contents of the Memorandum, and that this is a general release giving up all rights with respect to the Claims which are being released under this Memorandum.

(d) Authority. The Parties each represent and warrant to each other that the representing Party has full legal right and authority to release the Claims released hereby, and that the representing Party has taken or obtained all legal action or approval necessary for the execution, delivery, and performance of the obligations hereunder. The Parties each represent and warrant to the other that they are, as of the date hereof, the sole and lawful owners of all right, title, and interest in their respective Claims released hereby, and that they have not assigned or otherwise transferred any right, title, or interest in any such Claims.

D. Payment of Settlement Sum.

In full and final satisfaction of all claims by the Dendreon Entities against the Kirin Entities in relation to the Kirin Antibodies, the Kirin Patents, the Dispute, Cell Therapy Agreements and any and all other matters mentioned in this Memorandum, Kirin covenants to pay, the following amounts to Dendreon, less applicable withholding taxes for the account of Dendreon paid or payable to the Japanese Tax Authority, but without any other set off or deduction:

1.	Two (2) Million U.S. Dollars upon the earlier of execution of the Final Agreement or thirty (30) days from the Effective Date of this Memorandum (“Initial Payment”); and

Six (6) Million U.S. Dollars upon the first anniversary of the Initial Payment; and

Six (6) Million U.S. Dollars upon the second anniversary of the Initial Payment; and

Six (6) Million U.S. Dollars upon the third anniversary of the Initial Payment; and

2.	Upon the earlier of execution of the Final Agreement or thirty (30) days from the Effective Date of this Memorandum, Two Hundred Seven Thousand Seven Hundred and Twenty U.S. Dollars and Sixty-Seven Cents ($207,720.67) as the final FTE payment under the Research Agreement.

E. Dispute Resolution. All disputes, controversies, or differences which may arise between the Parties hereto, out of, in relation to, or in connection with this Memorandum, its construction or its actual or alleged breach, shall first be discussed by appropriate officers or managers of the respective Parties. Failing agreement between the Parties within forty-five (45) days of the date written notice of such dispute is given by one Party to the other, such dispute, controversy or difference shall be referred to the CEO of Dendreon and the President of Kirin Pharmaceutical Division, or their designees. Failing agreement of the Parties within forty-five (45) days after the dispute was referred to such CEO and President, or their designees, such dispute, controversy or difference shall be finally settled by arbitration, by which each Party hereto is bound. If Dendreon is the claimant, such arbitration shall be held in Tokyo, Japan in accordance with the Commercial Arbitration Rules of Japan Commercial Arbitration Association, except any claim against Kirin for non-payment of any settlement sum shall be held in

Seattle, Washington, U.S.A., in accordance with the rules of the American Arbitration Association, and, in case Kirin is the claimant, such arbitration shall be held in Seattle, Washington, U.S.A., in accordance with the rules of the American Arbitration Association. Such arbitration shall be conducted in the English language. The arbitrators shall include one nominee of Dendreon and one nominee of Kirin and a third person selected by said nominees. Judgment upon the award rendered may be entered in any court or forum of competent jurisdiction, state or federal; provided, however, that the provisions of this Paragraph shall not apply to any dispute or controversy as to which any treaty or law prohibits such arbitration. No punitive or exemplary damages or attorney’s fees shall be awarded in any such proceeding.

F. Confidentiality of Agreement and Press Release. Neither Party shall disclose any information regarding the negotiation or the terms and conditions of this Memorandum or the Final Agreement, except that such agreements may be filed with the United States Securities and Exchange Commission, and to the extent required by law, regulation or court order as determined by opinion of the disclosing party’s counsel, including the securities laws, or to obtain legal or accounting advice, financial advice or assistance for insurance or for discussions with prospective and potential collaborators and collaborators, in connection with due diligences by potential and actual investors, acquirers and merger partners, or to enforce this Memorandum or Final Agreement. The Parties shall decide whether a press release is appropriate and, if so, agree to use their reasonable efforts promptly to publish a joint press release.

G. Binding Effect and Final Agreement. Dendreon and Kirin acknowledge and agree that execution of this Memorandum creates legally enforceable obligations on each of the Parties and that it is their intention to be legally bound to the terms and conditions set forth herein. The Parties shall use their good faith efforts to execute the Final Agreement within thirty (30) days, or any agreed upon extension, after entering into this Memorandum, provided, however, that if despite such efforts no Final Agreement is executed, the terms and conditions of this Memorandum shall apply.

H. Assignability. Neither this Memorandum, nor the rights and obligations hereunder is assignable by either Party without the prior written consent of the other Party, except in connection with merger, acquisition or share exchange or by operation of law, provided that, any such assignment shall be null and void unless prompt written notice of any such event is provided to the non-assigning party and within thirty (30) days after any closing, the assignee provides to the non-assigning party written assurance and confirmation that such assignee agrees to be bound to all the terms and conditions of this Memorandum or the Final Agreement, as applicable. Any attempted assignment in violation of this provision shall be null and void.

I. Representations and Warranties.

1. Each Party represents and warrants to the other Party that it has the power and authority to enter into this Memorandum and the Final Agreement and to perform all of its obligations thereunder, without the consent of any other person or entity.

2. Dendreon represents and warrants to Kirin that it owns all right, title and interest in the Dendreon Know-How, Dendreon Patents and Dendreon Technology as defined herein and in the MTA and Cell Therapy Agreements, as applicable.

3. Dendreon represents and warrants to Kirin that Dendreon has no outstanding arrangement or agreement with any third party that is inconsistent with, in conflict with, or can otherwise interfere with, the rights granted to Kirin hereunder and the performance by Dendreon of its obligations hereunder, and Dendreon further represents and warrants that Dendreon is not under any obligation to enter into any such arrangement or agreement.

J. Miscellaneous. The following provisions apply to this Memorandum and shall be included in any Final Agreement executed by the Parties.

1. No Representations. Each Party represents that it has carefully read and understands the scope and effect of the provisions of this Memorandum. No Party has relied upon any representations or statements made by any other Party which are not specifically set forth in this Memorandum.

2. Compromise. No Party admits liability to any Party arising out of or relating to the matters set forth in this Memorandum. This Memorandum is a compromise of disputed claims, and is intended to avoid the expense and risk of disputes between the Parties.

3. Entire Agreement. This Memorandum represents the entire agreement and understanding between the Parties concerning the subject matter hereof and supercedes and replaces any and all prior written and oral agreements and understandings concerning the matters set forth herein.

4. No Oral Modification. Any amendment to or modification of this Memorandum and any waiver of any right granted under this Memorandum shall be in a writing signed by the Parties. No course of dealing or course of conduct shall operate as an amendment, modification or waiver.

5. Severability. In the event that any provision of this Memorandum becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Memorandum shall continue in full force and effect without said provision.

6. Governing Law. The validity, interpretation and construction of this Memorandum shall be governed by the laws of the State of New York, without giving effect to its conflict of laws principles.

7. Additional Action. The Parties shall take such other and further action as may be necessary to fully implement this Memorandum.

8. Third Party Beneficiaries. Except for the covenant not to sue in favor of Medarex Entities, no person or entity other than the Dendreon Entities and Kirin Entities shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Memorandum or any Final Agreement.

9. Bankruptcy. The Parties acknowledge and agree that all rights and licenses granted under or pursuant to this Memorandum are, and shall otherwise be deemed to be, licenses of rights to “intellectual property” for purposes of the United States

Bankruptcy Code, including Section 101 thereof. The Parties agree that each Party, as a licensee of such rights, may retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code, including Section 365(n), in the event of a bankruptcy proceeding of any Party or involving this Memorandum.

10. Notices. Notices required under this Memorandum shall be in writing, and shall be deemed given upon receipt if delivered personally or by facsimile transmission (receipt verified) or sent by express courier service to the Parties at the following address. A Party, by notice complying with this Paragraph J.10, may change its notice address or addressee.

If to Kirin:

Kirin Brewery Co., Ltd.

26-1 Jinguame 6-chome

Shibuya-ku, Tokyo, 150-8011

Attention: Vice President, Planning Department Pharmaceutical Division

Facsimile number: +81 (3) 5485-6765

and copy to:

Rory J. Radding, Esq.

Pennie & Edmonds LLP

1155 Avenue of the Americas

New York, New York 10036

Facsimile number: (212) 869-8864

If to Dendreon:

Dendreon Corporation

3005 First Avenue

Seattle, WA 98121

Attention: General Counsel

Facsimile number: +1 (206) 256-057

11. No Other Rights. Each Party expressly acknowledges and agrees that, except for the licenses expressly granted under this Memorandum, no right to any other patent or patent applications, or to any know-how, trade secrets or licenses or intellectual property are included in this Memorandum or granted by implication, estoppel or otherwise.

12. Recordation. The Parties agree that in view of the licenses, covenants not to sue and mutual releases contained herein, this Memorandum or the Final Agreement, as applicable, shall be recorded in the United States Patent and Trademark Office as a certificate in the form attached hereto as Exhibit D. Dendreon shall be responsible for submitting the applicable certificate for recording no later than thirty (30) days after the Effective Date of this Memorandum, and promptly shall provide Kirin with a copy of such recorded certificate evidencing such recordation.

13. Construction. This Memorandum shall be interpreted according to the fair meaning of its terms and shall not be construed for or against any Party. The terms “include”, “including” and similar words shall be deemed to introduce non-limiting examples, and shall not be interpreted as words of limitation.

14. Counterparts. This Memorandum may be executed in two (2) counterparts, each of which shall be deemed an original and together shall constitute one instrument.

IN WITNESS WHEREOF, each of the Parties, intending to be legally bound, has caused this Memorandum to be executed by its duly authorized officer as of the Effective Date.

DENDREON CORPORATION		KIRIN BREWERY COMPANY, LTD.

By:	/s/ MITCHELL H. GOLD, M.D.	By:	/s/ KEN YAMAZUMI

Name:	Mitchell H. Gold, M.D.	Name:	Ken Yamazumi

Title:	Chief Executive Officer	Title:	Vice President, Planning Department, Pharmaceutical Division

Date:		Date:

EXHIBIT D

PATENT LICENSE CONFIRMATION

This document confirms and provides notice that a Binding Memorandum of Terms was made as of             , 2003 by and between Dendreon Corporation, a Delaware corporation having offices at 3005 1st Avenue, Seattle, Washington, USA and Kirin Brewery Co., Ltd., a corporation organized under the laws of Japan, having offices at 10-1, Shinkawa 2-chome, Chuo-ku, Tokyo, Japan.

The Binding Memorandum of Terms grants to Kirin a fully paid-up, irrevocable, exclusive, worldwide, sublicensable license, among others, U.S. Patent 6,416,958 B2 to research, develop, make, have made, use, sell, offer for sale, and import certain Kirin Antibodies (as defined in the Binding Memorandum of Terms).

This confirmation document is intended to confirm and provide notice of the license granted in the Binding Memorandum of Terms and does not change or modify any of the terms of that Agreement. This confirmation is made solely for the purposes of recording the existence of the license granted in, among others, U.S. Patent 6,416,958 B2 in the U.S. Patent and Trademark Office.

Made and executed on             , 2003.

DENDREON CORPORATION	KIRIN BREWERY COMPANY, LTD.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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